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                                                                   Exhibit 21


                        SUBSIDIARIES OF THE REGISTRANT

                                                        STATE OF
SUBSIDIARY                                            INCORPORATION
----------                                            -------------
The Canton Oil & Gas Company                              Ohio

  Target Oilfield Pipe & Supply Company                   Ohio

Ward Lake Drilling, Inc.                                  Michigan

Peake Energy, Inc.                                        Delaware

Engine Power Systems, Inc.                                Ohio


As of December 31, 1995, the other subsidiaries included in the registrant's consolidated financial statments, and all other subsidiaries considered in the aggregate as a single subsidiary, did not constitute a significant subsidiary.